Exhibit 99.2

October 26, 2012

Dear Fellow Shareholders:

I write to you at the peak of Ohio’s autumn foliage season when many of us take the opportunity to stop and admire the brilliance of nature’s colors. The last harvests are coming in and the local communities are enjoying the season’s festivities. It has been a wonderful fall here in northeast Ohio and a prosperous business quarter for Farmers National Banc Corp. I would like to take this opportunity to reflect on some of our accomplishments from the last three months.

2012 Third Quarter Business Highlights:

Record Total Assets

Asset growth is an important metric we use to monitor our success. I am pleased to report at the end of the third quarter, total assets reached a record $1.13 billion. This is a result of the growth initiatives we have been implementing over the past year to increase core deposit growth. In addition to asset growth, Farmers has also significantly increased market share in the Mahoning Valley by capturing 10.42% of the market, representing a 10% increase over 2011.

NASDAQ Listing Anniversary

On September 15, 2011, Farmers began trading on the NASDAQ Capital Market. The transition to the NASDAQ has been a great relationship allowing us to nearly double our average daily trading volume over the previous year. In addition, since our listing on the NASDAQ, our stock price has increased 47% through September 28, 2012. While much of this increase in our stock price is a result of the continuing improvements in our financial and operating results, listing on the NASDAQ has provided additional exposure to new investors as well as better liquidity to existing shareholders.

Farmers Financial Scholars Program

As part of continued commitment to our communities, Farmers National Bank announced a new initiative to bring financial literacy education to high school students across the Mahoning Valley by providing them with access to the EverFiTM Financial Literacy Platform. This web-based program uses the latest in new media technologies – video, animations, 3-D gaming, avatars, and social networking – to bring complex financial concepts to life for today’s digital generation. Through the Farmers National Bank Financial Scholars Program, students will become certified in over 600 topics in financial education, allowing them to become more informed, responsible citizens. Farmers National Bank has committed to fully-fund the program bringing the interactive financial management program to these students at no cost to the schools.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

We are pleased to share with you that during the 2011-2012 School Year, over 255 students from four area high schools received Certification in Financial Literacy utilizing the Farmers Financial Scholars Program. Participation in the Farmers National Bank Financial Scholars Program is anticipated to grow to 20 area high schools for the 2012-2013 School Year reaching over 2,000 students.

Private Client Services

On October 1, 2012, Farmers National Bank introduced a new business line to service wealth management clients with various financial needs such as investment, retirement and estate planning; as well as; insurance, and trust services. Customers will find Private Client Services the ultimate in convenience by having one liaison provide a comprehensive financial array of services to meet all financial requirements. Private Client Relationship Managers will have the ability to manage a broad range of deposit accounts, arrange for loans and mortgages and perform other various financial transactions. Farmers Private Client Services will service the entire Mahoning Valley by providing offices in Howland at 1625 Niles-Cortland Road and Boardman at 42 McClurg Road.

Farmers National Insurance Agency Kicks-off Medicare Season

As we continue to expand our insurance offerings, Farmers National Insurance focuses on the Medicare component to provide Farmers’ customers with optimal Medicare plans. This is a critical time as this year’s Medicare Annual Election Period is from October 15th to December 7th. During this period, our seasoned insurance professionals are meeting one-on-one with customers to understand their insurance needs and provide valuable information as they make their Medicare decisions. Farmers National Insurance and its agents, offer all of the Medicare plans available locally.

Conclusion/Outlook

Soon, we’ll turn our attention to the holidays and the conclusion of 2012. As you have seen in this and previous quarterly letters, it has been a tremendous year for Farmers. It is also personally gratifying that so many of our recent successes have come during our 125th anniversary milestone year.

I do hope you enjoy the rest of 2012.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com